EXHIBIT NO. 2
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                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is effective as of September 1, 2001, by Urecoats Industries Inc., a Delaware corporation (hereinafter referred to as "Buyer"), and Richard Zegelbone, David S. Ziluck, Jon Palmisciano, Arlene Storfer, and George Buckhold (hereinafter collectively referred to as "Sellers").

                                   RECITALS

     Sellers own all of the issued and outstanding shares of capital stock (the "Shares") of Infiniti Paint Co., Inc., a Florida corporation (the "Company").

     Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding Shares of the Company, for the consideration and on the terms set forth in this Agreement.

                                  AGREEMENT

     The parties, intending to be legally bound, agree as follows:

1. DEFINITION. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ACCOUNTS RECEIVABLE"--as defined in Section 3.8.

     "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

     "BALANCE SHEET"--as defined in Section 3.4.

     "BUYER"--as defined in the first paragraph of this Agreement.

     "BUYER SHARES"--as defined in Section 2.2(c).

     "CLOSING"--as defined in Section 2.4.

     "CLOSING DATE"--the date and time as of which the Closing actually takes place, which shall be the date of this Agreement and the time set forth in
Section 2.4.

     "COMPANY"--as defined in the Recitals of this Agreement.

     "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

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     "DAMAGES"--as defined in Section 5.2.

     "EMPLOYEE SELLERS"-David S. Ziluck and Jon Palmisciano.

     "EMPLOYMENT AGREEMENTS"--as defined in Section 2.5(a)(iii).

     "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, except restrictions on transfer imposed by Federal securities laws.

     "ENVIRONMENTAL LAWS"--as defined in Section 3.18.

     "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ESCROW AGENT"--as defined in Section 2.2(b).

     "ESCROW AGREEMENT"--as defined in Section 2.5(c).

     "ESCROW AMOUNT"--as defined in Section 2.2(b).

     "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Company.

     "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

     "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY"--any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d)  multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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     "HAZARDOUS MATERIAL"--as defined in Section 3.18.

     "INTELLECTUAL PROPERTY ASSETS"--as defined in Section 3.19.

     "INTERIM BALANCE SHEET"--as defined in Section 3.4.

     "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a)  such individual is actually aware of such fact or other matter;
or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "NONCOMPETITION AGREEMENTS"--as defined in Section 2.5(a)(v).

     "MANUFACTURING AGREEMENT"--as defined in Section 2.5(a)(iv).

     "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "ORGANIZATIONAL DOCUMENTS"--the articles or certificate of incorporation and the bylaws of a corporation and any amendments thereto.

     "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PURCHASE PRICE"--as defined in Section 2.2.

     "RELEASE"--as defined in Section 3.18(g)(iii).



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     "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SELLERS"--as defined in the first paragraph of this Agreement.

     "SELLERS' RELEASE"--as defined in Section 2.5(a)(ii).

     "SHARES"--as defined in the Recitals of this Agreement.

     "SUBSIDIARY"--with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person, are held by the Person, either directly or indirectly.

     "TAXES"-- as described in Section 3.10.

     "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.   SALE AND TRANSFER OF SHARES; OTHER TRANSACTIONS; CLOSING

     2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers, free and clear of all Encumbrances.

     2.2 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Shares is One Million Five Hundred and Fifty Thousand Dollars ($1,550,000), payable as follows:

          (a) The SUM of Seven Hundred and Seventy Five Thousand ($775,000), payable at Closing by bank cashier's or certified check payable to the order of, or by wire transfer to accounts specified by, Sellers, EXCEPT that Forty Five Thousand Dollars ($45,000) will be held in Escrow as set forth below AND Fifty Two Thousand Ninety Seven Dollars and Twenty Nine Cents ($52,097.29), representing Company loans to Sellers, shall be deducted from the Purchase Price and the loans shall be deemed paid in full by the Sellers;

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          (b)  The SUM of Forty Five Thousand Dollars ($45,000) (the "Escrow
Amount"), which shall be deposited with Sader & LeMaire, P.A., an escrow agent (the "Escrow Agent") as designated by Seller at the Closing and paid to Buyer or Sellers, as appropriate, as provided in Section 2.3 below; and

          (c) Within ten (10) days following the Date of Closing, the issuance and delivery of a total of 1,550,000 restricted shares of Common Stock of Buyer, par value $.01 per share (the "Buyer Shares"), which the parties agree and acknowledge has a value of approximately Seven Hundred and Seventy Five Thousand Dollars ($ 775,000) as of the Closing Date.

               (i) The Buyer's shares are being acquired by Sellers for investment and not with a view to the unlawful distribution thereof.

               (ii) Sellers consent and agree that the certificates for the Buyer's shares shall contain a legend to the effect that the shares have not been registered under the United States Securities Act of 1933, as amended (the "Act") and may not be transferred, sold or hypothecated in the absence of an effective registration statement with respect to Buyers shares, duly filed with the Securities and Exchange Commission, or Buyer is provided with an opinion of counsel, satisfactory to it that registration is not required under the Act.

     2.3 ESCROW AMOUNT. The Escrow Amount, as adjusted herein, shall be paid to Sellers on the first anniversary of the Closing Date, together with any accrued interest thereon, and less the following amounts under the following terms:

          (a) sums equal to the amount of any unpaid Accounts Receivable reflected on the Company's Balance Sheet as of August 31, 2001 which remain unpaid, as of the first anniversary of the Effective Date will be withdrawn from the Escrow Amount and paid to Buyer with the unpaid Accounts Receivable being assigned to Sellers for collection, if they so desire;

          The parties shall enter into an escrow agreement regarding the Escrow Amount as contemplated in Section 2.2(b).

     2.4 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Sader & LeMaire, P.A., 1901 West Cypress Creek Road, Suite 415, Fort Lauderdale, Florida 33309, at 5:00 PM (local time) on Tuesday, September 4, 2001 the "Closing Date").

     2.5  CLOSING OBLIGATIONS.  At the Closing:

          (a)  Sellers are delivering to Buyer:

               (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

               (ii) releases in the form of Exhibit 2.5(a)(ii) executed by each Seller (collectively, "Sellers' Releases");

               (iii) employment agreements in the form of Exhibit 2.5(a)(iii), executed by each of the Employee Sellers (collectively, the "Employment Agreements");


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               (iv)   manufacturing agreement in the form of Exhibit 2.5(a)(iv), executed by Tropical Asphalt Products Corporation;

               (v) non-competition agreements in the form of Exhibit 2.5(a)(v), executed by each Seller (collectively, the "Non-Compete Agreements");

               (vi) a legal opinion of counsel to Sellers in form acceptable to Buyer; and

          (b)  Buyer is delivering to Sellers:

               (i) the cash portion of the Purchase Price deliverable at Closing, by bank cashier's or certified check payable to the order of, or by wire transfer to accounts specified by, Sellers;

               (ii) proof of Buyer's authority and direction to transfer agent to issue Buyer's Shares together with appropriate opinion of counsel authorizing same, in the names of Sellers, and certificates representing the Buyer Shares in the names of Sellers will be delivered within ten (10) days after the Closing Date;

               (iii)  the Escrow Amount to the Escrow Agent referred to in
Section 2.5(c) by bank cashier's or certified check;

               (iv)   properly executed Employment Agreements;

               (v)    properly executed Manufacturing Agreement; and

               (vi) a legal opinion of counsel to Buyer in form acceptable to Seller.

          (c) Buyer and Sellers will enter into an escrow agreement in the form of Exhibit 2.5(c) (the "Escrow Agreement") with the Escrow Agent.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, represent and warrant to Buyer as follows:

     3.1  ORGANIZATION AND GOOD STANDING.

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company as currently in effect.

          (c)  The Company has no Subsidiaries.



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     3.2  AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement, the Employment Agreements, the Manufacturer's Agreement, the Sellers' Releases, and the Non-Compete Agreements (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

          (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

               (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

               (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

     SCHEDULE 3.2 lists each person that Sellers or the Company was required to give any notice to or obtain any Consent from in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

          (c) Sellers are acquiring the Buyer Shares for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.



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     3.3  CAPITALIZATION.  The authorized equity securities of the Company consist of ten million (10,000,000) shares of common stock, $.0001 par value per share, of which one thousand (1,000) shares are issued and outstanding and constitute the Shares. Sellers are the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. SCHEDULE 3.3 sets forth the Shares owned by each Seller. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the Shares was issued in violation of the Securities Act or any other Legal Requirement.

     3.4 FINANCIAL STATEMENTS. Sellers will cooperate with best efforts and due diligence to deliver to Buyer: (a) an audited balance sheet of the Company as at December 31, 2000 (including the notes thereto, the "Balance Sheet"), and the related statements of income and retained earnings and cash flows for the fiscal year then ended, together with the report thereon of Baum & Company, P.A., 4310 Sheridan Street, Suite 202, Hollywood, Florida 33021, independent certified public accountants, and (b) an unaudited balance sheet of the Company as at June 30, 2001 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, and retained earnings and cash flows for the six months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this
Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. Company will cause to be prepared financial statements as of August 31, 2001 to be delivered no later than September 30, 2001, unless extended mutually by Buyer and Sellers.

     3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Company.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES. SCHEDULE 3.6 contains a complete and accurate list of all leaseholds or other interests in real property owned by the Company. The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in SCHEDULE 3.6 and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except


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for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice). Except as set forth in SCHEDULE 3.6, all properties and assets owned by the Company are free and clear of all Encumbrances.

     3.7 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, and equipment owned or leased by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment owned or leased by the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, does not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and does not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. SCHEDULE 3.8 contains a complete and accurate list of all Accounts Receivable as of August 31, 2001, which list sets forth the aging of such Accounts Receivable.

     3.9 NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.9, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

     3.10  TAXES.

           (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements up to and including the fiscal year ending December 31, 2000. Sellers have delivered to Buyer copies of, and SCHEDULE 3.10(a) contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since the inception of the Company. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment

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received by Sellers or the Company, except such Taxes, if any, as are listed in
SCHEDULE 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet. Any tax liabilities of Company prior to Closing, are subject to claims against the Escrow Amount and to extent such taxes exceed the Escrow Amount, Sellers jointly and individually will be liable for same and will indemnify Company and Buyer from any taxes, penalties and interest that may accrue.

           (b) Except as set forth in SCHEDULE 3.10(b), the Company has never been the subject of an audit, either at the federal or state level.

           (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

           (d) All Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

     3.11 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

     3.12  EMPLOYEE MATTERS.

           (a) CASH COMPENSATION. SCHEDULE 3.12(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Company. In addition, SCHEDULE 3.12(a) contains a complete and accurate description of any promised increases in Cash Compensation of employees of the Company that have not yet been effected.

           (b) COMPENSATION PLANS. SCHEDULE 3.12(b) contains a complete and accurate list of all employee benefit plans, compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees. The Compensation Plans include without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options. The Company has provided Buyer a copy of each written Compensation Plan and a written description of each unwritten Compensation Plan. Each of the Compensation Plans can be terminated or amended at will by the Company. Each Compensation Plan has been administered and maintained in compliance with all applicable Legal Requirements, including ERISA. No threatened or pending claims, suits or other proceedings exist with respect to any Compensation Plan other than normal benefit claims filed by participants or beneficiaries.

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           (c)  EMPLOYEE POLICIES AND PROCEDURES.  SCHEDULE 3.12(c) contains a complete and accurate list of all employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Company. The Company has provided Buyer a copy of all written Employee Policies and Procedures and a written description of all unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by the Company.

           (d)  LABOR COMPLIANCE.  The Company

                (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and

                (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.


     The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

           There are no

                (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist or

                (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company, nor does any basis therefor exist.

           (e) UNIONS. No employees of the Company are represented by any union, labor organization or collective bargaining unit. To the best knowledge of Sellers, the employees of the Company have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

           (f) ALIENS. All employees of the Company are citizens of, or are authorized to be employed in, the United States.

     3.13  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

           (a)  Except as set forth in SCHEDULE 3.13:

                (i) the Company is, and has been at all times in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and




                                       11

                (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

           (b) SCHEDULE 3.13 contains a complete and accurate list of each Governmental Authorization, including permits, that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in SCHEDULE 3.13 is valid and in full force and effect. Except as set forth in
SCHEDULE 3.13:

                (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in SCHEDULE 3.13; and

                (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in SCHEDULE 3.13, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 3.13.

     The Governmental Authorizations listed in SCHEDULE 3.13 collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.14  LEGAL PROCEEDINGS; ORDERS.

           (a)  Except as set forth in SCHEDULE 3.14, there is no pending
Proceeding:

                (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

     To the Knowledge of Sellers and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in SCHEDULE 3.14. The Proceedings listed in SCHEDULE 3.14 will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.


                                       12

           (b)  Except as set forth in SCHEDULE 3.14:

                (i) there is no Order to which the Company, any Seller or any of the assets owned or used by the Company, is subject;

                (ii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company;

                (iii) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; and

                (iv) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject.

     3.15  ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as set forth in
SCHEDULE 3.15, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

           (a) change in the Company's authorized or issued capital stock of the Company; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

           (b)  amendment to the Organizational Documents of the Company;

           (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

           (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

           (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

           (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any transaction involving a total remaining commitment by or to the Company of at least $5,000;


                                       13

           (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

           (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;

           (i)  material change in the accounting methods used by the Company;
or

           (j) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.16  CONTRACTS; NO DEFAULTS.

           (a) SCHEDULE 3.16(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company;

                (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $5,000;

                (iii) each Applicable Contract that was not entered into in the ordinary course of business and that involves or could involve expenditures or receipts of the Company in excess of $5,000;

                (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

                (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                (vi) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                (vii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                (viii) each power of attorney that is currently effective and outstanding;
                                       14

                (ix) each Applicable Contract for capital expenditures in excess of $5,000; and

                (x) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

           (b)  Except as set forth in SCHEDULE 3.16(b):

                (i) no Seller (or any person related to Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                (ii) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to
(A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

           (c) Except as set forth in SCHEDULE 3.16(c), each Contract identified or required to be identified in SCHEDULE 3.16(a) is in full force and effect and is valid and enforceable in accordance with its terms.

           (d)  Except as set forth in SCHEDULE 3.16(d):

                (i) the Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

                (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                (iv) the Company has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

     3.17  INSURANCE.

           (a)  Sellers have delivered to Buyer:




                                       15

                (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement; and

                (ii) true and complete copies of all pending applications for policies of insurance.

           (b)  SCHEDULE 3.17(b) describes:

                (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

                (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

           (c) SCHEDULE 3.17(c) sets forth, by year, for the current policy year and each of the two preceding policy years:

                (i)   a summary of the loss experience under each policy;

                (ii) a statement describing each claim under an insurance policy for an amount in excess of $5,000, which sets forth:

                      (A)  the name of the claimant;

                      (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                      (C)  the amount and a brief description of the claim; and

                (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

           (d)  All policies to which the Company is a party:

                       (A)  are valid, outstanding, and enforceable;

                       (B) are issued by an insurer that is financially sound and reputable;

                       (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company;

                       (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by it is bound;

                       (E) will continue in full force and effect following the consummation of the transactions contemplated herein; and


                                       16

                       (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

           No Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

           The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

           The Company has given notice to the insurer of all claims that may be insured thereby.

     3.18  ENVIRONMENTAL MATTERS.  Except as set forth in SCHEDULE 3.18:

           (a) ENVIRONMENTAL LAWS. Neither the Company nor any of its assets is currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by, any governmental authority, or subject to any remedial obligations under, any Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Company.

           (b) USE OF ASSETS. The assets of the Company have never been used in a manner that would be in violation of any of the Environmental Laws.

           (c) PERMITS. The Company has not obtained and is not required to obtain, and Sellers have no knowledge of any reason Buyer will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned by the Company by reason of any Environmental Laws.

           (d) SUPERFUND LIST. None of the former or present assets of the Company are or have been listed on any federal or state list of sites for which investigation or remediation under Environmental Laws has occurred or is anticipated, nor are any of the Company's assets subject to any liens arising under Environmental Laws.

           (e) HAZARDOUS MATERIALS. There are no aboveground or underground storage tanks, PCB-containing equipment, or asbestos-containing materials at, on, or under any of the Company's Facilities which contain Hazardous Materials. There is no radon or other Hazardous Material present in the ambient air at the Facilities in excess of permissible limits established by Environmental Law or for which redemption or control is anticipated or ongoing.

      The Company does not have any liability, whether contingent or actual, with respect to Hazardous Materials that have been released at any property adjacent to or geologically or hydrologically connected with the Company's Facilities.



                                       17

     There are no Hazardous Materials present on or in the environment at the Company's Facilities or at a geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other container, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Company's assets, or incorporated in to any structure therein or thereon.

     There has been no Release or, to the knowledge of Sellers, threat of Release, of any Hazardous Materials at or from the Company's Facilities or at any other location where any Hazardous Materials generated at the Company's Facilities have been treated, stored, transferred, recycled, or disposed, and the Company has not received, and has no basis to expect, any actual or threatened order, notice, or other communication from any governmental authority or private citizen, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any investigation, remediation, or payment of penalties with respect to any of the Company's Facilities or any other properties or assets at which Hazardous Materials were transported, treated, stored, handled, transferred, disposed, recycled, or received.

           (f) REPORTS. The Company has delivered to Buyer true and complete copies and results of all reports, studies, analyses, tests, and monitoring results possessed or commissioned by the Company or its predecessors pertaining to Hazardous Materials or compliance with Environmental Laws.

           (g)  DEFINITIONS.

                (i) "Environmental Laws" shall mean any and all foreign or domestic federal, state, municipal and local laws, statutes, ordinances, rules, regulations, orders, and determinations of any governmental authority, and judicial and administrative interpretations thereof, whether currently in existence or hereafter enacted, issued, or promulgated, pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Company is conducting or at any time has conducted business, or where the Company's assets are located, including without limitation, the Clean Air Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Federal Water Pollution Control Act; the Occupational Safety and Health Act;
the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Emergency Planning and Community Right-to-Know Act; the Federal Insecticide, Fungicide, and Rodenticide Act; the Oil Pollution Act; comparable state and local laws; and other laws pertaining to protection or conservation of the environment, in each case as modified and amended.

                (ii) "Hazardous Material" shall mean any pollutant, contaminant, chemical, solid or hazardous waste, toxic or hazardous substance, toxic material or petroleum product (including without limitation crude oil or any fraction thereof), that is regulated, listed, or controlled under Environmental Laws or which is toxic or harmful to human health or the environment, including without limitation any material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, and any salt water, brine, asbestos, naturally occurring radioactive material, polychlorinated biphenyl, urea formaldehyde, radon gas or electromagnetic waves.

                                       18
                (iii) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, migrating, emitting, dumping or disposing into the environment of any kind whatsoever (including also the abandonment or discarding of barrels, containers, tanks or other receptacles containing any Hazardous Material) or the existence of a Hazardous Material on, in or under the Company's Facilities.

     3.19  INTELLECTUAL PROPERTY.

           (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" includes, without limitation:

                (i) the name and trademark "Infiniti Paint Co., Inc.", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, if any (collectively, "Marks");

                (ii) all domestic and foreign patents, patent applications, and inventions and discoveries that may be patentable, if any (collectively, "Patents");

                (iii) all copyrights in both published works and unpublished works, if any (collectively, "Copyrights"); and

                (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, formulas, recipes, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

           (b) SCHEDULE 3.19 contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Intellectual Property Assets owned, leased or licensed by the Company.

           (c) KNOW-HOW NECESSARY FOR THE BUSINESS. The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, third-party rights, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.


     3.20 DISCLOSURE. No representation or warranty of Sellers in this Agreement or in the Schedules hereto or in any document contemplated herein omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to any Seller that has specific application to any Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Schedules hereto.

     3.21 RELATIONSHIPS WITH SELLERS. Except as set forth in SCHEDULE 3.21, no Seller or any person affiliated with any Seller has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible),

                                       19

used in or pertaining to the Company's business. No Seller has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company.

     3.22  OMITTED.

     3.23 BROKERS OR FINDERS. Neither Sellers, the Company nor any of their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for Sellers obligation to pay a finders fee to Ronald J. Walters, C.P.A.

     3.24  ACKNOWLEDGEMENTS.

           (a) Sellers acknowledge and represent that Buyer has provided them with Buyer's latest annual report on Form 10-K duly filed with the Securities and Exchange Commission for year ended December 31, 2000 and with Buyers quarterly report filed on form 10Q with the Securities and Exchange Commission, for the quarter ended June 30, 2001.

           (b) Sellers further acknowledge that they have had reasonable time and opportunity to examine these reports;

           (c) Sellers further acknowledge that they have had the opportunity to ask questions of and receive answers from the Buyer or persons acting on its behalf concerning the terms and conditions of, and all of the matters relating to, the Buyer; Sellers have also been given the opportunity to obtain such additional information with respect to the Buyer as Sellers have desired, including but not limited to, any additional information necessary to verify the accuracy of the information set forth in the financial statements and other disclosures made in the above mentioned reports.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      4.2  AUTHORITY; NO CONFLICT.

           (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Employment Agreements, the Shareholder Agreement and the Registration Rights Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute

                                       20

and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

           (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated herein by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated herein pursuant to:

                (i)    ny provision of Buyer's Organizational Documents;

                (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                (iii) any Legal Requirement or Order to which Buyer may be subject; or

                (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     SCHEDULE 4.2 lists each person that Buyer was required to give any notice to or obtain any Consent from in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

      4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

      4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein. To Buyer's Knowledge, no such Proceeding has been Threatened.

      4.5 BUYER SHARES. All of the Buyer Shares have been duly authorized and, when issued in connection with the transactions contemplated herein, will be validly issued, fully paid and non-assessable.

5.    INDEMNIFICATION; REMEDIES.

      5.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Schedules hereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of two years. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any


                                       21

covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

      5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

           (a) any breach of any representation or warranty made by Sellers in this Agreement or any other certificate or document delivered by Sellers pursuant to this Agreement;

           (b) any breach by either Seller of any covenant or obligation of such Seller in this Agreement;

           (c) any product liability or breach of warranty claims relating to products sold or services performed by the Company prior to or on the Closing Date, and all general liability claims arising out of or relating to occurrences of any nature relating to the Company's business prior to the Closing Date, whether any such claims are asserted prior to, on or after the Closing Date;

           (d) all liabilities of the Company, whether direct or indirect, fixed or contingent, known or unknown, arising out of or resulting from any violation or non-compliance with any Environmental Law or any Release caused by acts, omissions, events or conditions existing or occurring prior to the Closing;

           (e) any claims, liabilities, obligations, damages, costs and expenses, whether direct or indirect, known or unknown, fixed or contingent, claimed or demanded by third parties against Buyer and arising out of or resulting from any violation or non-compliance with any Environmental Law or any Release caused by acts, omissions, conditions, events or occurrences prior to the Closing;

           (f) any obligation or liability under or related to any Compensation Plan or the termination thereof prior to Closing; or

           (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated herein.

      The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

      5.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any

                                       22
breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated herein, or (d) any breach by Buyer or claim by any Person for Buyer's failure to provide timely payments for any Company obligation which was personally guaranteed by Sellers.

      5.4 ESCROW; RIGHT OF SET-OFF. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 5 against amounts otherwise payable under Section 2.3 hereof or may give notice of a Claim in such amount under the Escrow Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement by Buyer. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

      5.5  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS.

           (a) Promptly after receipt by an indemnified party under Section 5.2 or 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

           (b) If any Proceeding referred to in Section 5.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying

                                       23

party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

           (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

           (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

      5.6 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

6.    GENERAL PROVISIONS.

      6.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. Notwithstanding the foregoing, attorneys fees shall be paid to Brian W. Broad, Esquire, in the amount of Two Thousand Five Hundred Dollars ($2,500) by Buyer and One Thousand Dollars ($1,000) from each of the Sellers at the Closing, and Company shall be responsible for payment of the reasonable accounting fees of Levi, Cahlin & Co., certified public accountants.

      6.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Buyer determines. Unless

                                       24

consented to by Buyer in advance or required by Legal Requirements, Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated herein, and Buyer will have the right to be present for any such communication.

      6.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

           Sellers:   Richard S. Zegelbone
                      3901 South Ocean Avenue
                      Unit # 2
                      Hollywood, Florida 33019

                      David S. Ziluck
                      10174 NW 17th Street
                      Coral Springs, Florida 33071

                      Jon Palmisciano
                      2100 NE 57th Street
                      Fort Lauderdale, Florida 33308

                      Arlene N. Storfer
                      9301 Chelsea Drive North
                      Plantation, Florida 33324

                      George C. Buckhold
                      10830 SW 72nd Street
                      Unit 16
                      Miami, Florida 33173

                      copy to:   Brian W. Broad, P.A.
                                 Attorney At Law
                                 1300 North Federal Highway
                                 Suite 107
                                 Boca Raton, Florida 33432
                                 Attn:  Brian W. Broad, Esquire
                                 Facsimile: (561) 394-2686

           Buyer:   Urecoats Industries Inc.
                    Powerline Business Park
                    4100 North Powerline Road
                    Suite F-1
                    Pompano Beach, Florida 33073
                    Attn:  Michael T. Adams, Executive Vice President
                    Facsimile:  (954) 977-5428

                                       25
                    copy to:   Sader & LeMaire, P.A.
                               1901 West Cypress Creek Road
                               Suite 415
                               Fort Lauderdale, Florida 33309
                               Attn:  Robert L. Sader, Esquire
                               Facsimile:  (954) 938-4409

      6.4 JURISDICTION; SERVICE OF PROCESS. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must ender their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the losing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      6.5 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      6.6 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      6.7 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated May 18, 2001) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
                                       26
      6.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      6.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      6.10 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      6.11 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      6.12 GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

      6.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first set forth above.

                                    BUYER:

                                    URECOATS INDUSTRIES INC.


                                    By:    /s/ Timothy M. Kardok
                                           ---------------------
                                    Name:  Timothy M. Kardok
                                    Title: President
                                    Date:  9-4-01

                                    SELLERS:

                                    RICHARD ZEGELBONE


                                    By:    /s/ Richard Zegelbone
                                           ---------------------
                                    Date:  9-4-01

                                    DAVID S. ZILUCK


                                    By:    /s/ David S. Ziluck
                                           ---------------------
                                    Date:  9/4/01

                                    JON PALMISCIANO


                                    By:    /s/ Jon Palmisciano
                                           ---------------------
                                    Date:  9-4-01

                                    ARLENE STORFER


                                    By:    /s/ Arlene Storfer
                                           ---------------------
                                    Date:  9/4/01

                                    GEORGE BUCKHOLD


                                    By:    /s/ George Buckhold
                                           ---------------------
                                    Date:  9-4-01

                  EXHIBIT 2.5(a)(ii) - FORM OF SELLERS RELEASE
                  --------------------------------------------
                                 GENERAL RELEASE
                                 ---------------
Know All Men By These Presents:

That ( SELLER X ), first party, for and in consideration of the sum of $10.00 (Ten Dollars), or other valuable considerations, received from or on behalf of URECOATS INDUSTRIES INC., a Delaware corporation, the receipt and sufficiency of which are hereby acknowledged, HEREBY remises, releases, acquits, satisfies, and forever discharges INFINITI PAINT CO., INC., a Florida corporation, second party, of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which said first party ever had, now has, or which any personal representative, successor, heir or assign of said first party, hereafter can, shall or may have, against said second party, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of these presents. (Wherever used herein the terms "first party" and "second party" shall include singular and plural, heirs, legal representatives, and assigns of individuals, and the successors and assigns of corporations, wherever the context so admits or requires.)

     IN WITNESS WHEREOF, the undersigned has signed and sealed these presents this _____ day of _____________, 2001.

Signed, sealed and delivered in the presence of:

---------------------------------              -----------------------------
Witness  #1 Signature                          (Name of Seller)

-----------------------------
Printed Name

---------------------------------
Witness #2 Signature

-----------------------------
Printed Name

STATE OF FLORIDA      )
COUNTY OF ___________ )

     The foregoing instrument was acknowledged before me this _____ day of ___________, 2001, by (Name of Seller), who is personally known to me or who has produced ___________________________ as identification.

                                                  -----------------------------
                                                  NOTARY PUBLIC
                                                  Print Name: _________________
                                                  My Commission No.: __________
                                                  My Commission Expires: ______
(Notary Seal)

                              EXHIBIT 2.5(a)(iii)
                              -------------------
                             EMPLOYMENT AGREEMENTS
                             ---------------------

                      DAVID S. ZILUCK AND JON PALMISCIANO
                      -----------------------------------

                                   (ATTACHED)

                               EXHIBIT 2.5(a)(iv)
                               ------------------
                            MANUFACTURING AGREEMENT
                            -----------------------

                     TROPICAL ASPHALT PRODUCTS CORPORATION
                     -------------------------------------

                                   (ATTACHED)

                               EXHIBIT 2.5(a)(v)
                               -----------------
                        FORM OF NONCOMPETITION AGREEMENT
                        --------------------------------

                           NON-COMPETITION AGREEMENT
                           -------------------------

     THIS NON-COMPETITION AGREEMENT (hereinafter "Agreement") made as of September 4, 2001, effective September 1, 2001, by and between INFINITI PAINT CO., INC., a Florida corporation (hereinafter "INFINITI"), with offices at 4100 North Powerline Road, Suite G-2, Pompano Beach, Florida 33073 and (Seller X) (hereinafter "Seller X"), an employee of TROPICAL ASPHALT PRODUCTS CORPORATION (hereinafter "TROPICAL"), a Florida corporation, with an office located at 1904 South 31st Avenue, Hallandale, Florida 33009.

                             W I T N E S S E T H :

     WHEREAS, at the time of execution of this Agreement, INFINITI is a wholly-owned subsidiary of Urecoats Industries Inc.;

     WHEREAS, INFINITI is engaged in the business of selling, marketing, and distributing adhesives, sealants, coatings, paints, and foam products, directly to contractors (hereinafter "INFINITI'S BUSINESS"); and

     WHEREAS, simultaneously with the execution of this Agreement, INFINITI and TROPICAL entered into an exclusive manufacturing agreement (hereinafter "Manufacturing Agreement").

     NOW, THEREFORE , in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.   RECITALS.

The foregoing recitals are true and correct.

2.   NON-COMPETITION.

     (a) As a material inducement to INFINITI entering into the Manufacturing Agreement, SELLER X agrees that he will not during the term of the Manufacturing Agreement become associated in any manner, directly or indirectly, with a new entity of any kind, for the purpose of commencing a new business which engages in any business the same or substantially similar to INFINITI'S BUSINESS, in the United States, without INFINITI's prior express written consent, which consent shall not be unreasonably withheld.

     (b) SELLER X acknowledges that the occurrence of any of the events and/or activities set forth in Paragraph 2(a) above are events and/or activities that will by their very nature result in irreparable injury to INFINITI which irreparable injury cannot adequately be compensated by damages in an action at law.

     (c) SELLER X covenants and agrees that if he violates this Agreement, INFINITI, in addition to the equitable relief provided for in Paragraph 4 hereof, shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which SELLER X directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with any such violation.

3. NONSOLICITATION OF EMPLOYEES AND CUSTOMERS; NONACCEPTANCE OF BUSINESS FROM CUSTOMERS. At all times while TROPICAL maintains the Manufacturing Agreement with INFINITI, SELLER X shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity
(a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of INFINITI in connection with any business competitive with the INFINITI BUSINESS, nor shall SELLER X make known the names and addresses of such customers or any information relating in any manner to INFINITI'S trade or business relationships with such customers, other than in connection with the performance of SELLER X's duties under this Agreement.

4.   REASONABLENESS OF RESTRICTIONS.

     (a) SELLER X has carefully read and considered the provisions of Paragraph 2 hereof, and agrees that the restrictions set forth in such Paragraph 2 (including, but not limited to, the time period of restriction and the geographical areas of restriction) are fair and reasonable and are reasonably required for the protection of the interests of INFINITI.

     (b) In the event that, notwithstanding the foregoing, any of the provisions of Paragraph 2 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Paragraph 2 hereof relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

5.   EQUITABLE RELIEF.

     In the event of a breach by SELLER X of any of the provisions of Paragraph 2(a), INFINITI, in addition to and not in limitation of any other rights, remedies, or damages available to INFINITI at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by SELLER X or any and all persons directly or indirectly acting for, with or on behalf of SELLER X.

6.   MISCELLANEOUS PROVISIONS.

     (a)  TERMINATION OF AGREEMENT.

          This Agreement may be terminated by either party with or without cause upon thirty (30) days prior written notice. Notwithstanding the foregoing, the parties hereto agree that the provisions of Paragraph 2 of this Agreement shall continue to apply for the period(s) of time set forth herein.

     (b) NOTICES. All notices required or permitted to be given under the terms of this Agreement shall be in writing. Notices may be personally delivered to a party or may be mailed or sent via overnight delivery service by a nationally recognized overnight delivery carrier to a party at its address first set forth above or sent via facsimile. Notices are deemed given when actually received by the party being noticed. However, if a notice is mailed to a party by certified mail, return receipt requested, proper postage prepaid, in an envelope addressed to the address of the party set forth in the first paragraph of this Agreement (or such other address as may be designated by a party by giving notice thereof to the other party), then such notice shall be deemed given on the date that it is turned over to the custody of the United States Postal Service.

     (c) FURTHER ASSURANCES. All parties shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

     (d) GENDER. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

     (e) COUNTERPARTS. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

     (f) CAPTIONS. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision hereof.

     (g) COMPLETENESS AND MODIFICATION. This Agreement constitutes the entire understanding among the parties concerning the subject matter hereof and it supersedes all prior or contemporaneous agreements or understandings. No waiver or modification of the terms hereof shall be valid unless in writing signed by the party or parties to be charged and only to the extent therein set forth. No covenant, representation or condition not expressed in this Agreement shall offset or be effective to interpret, change or restrict the express provisions of this Agreement.

     (h) SEVERABILITY. The invalidity in whole or in part of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word, or of any provision of this Agreement shall not affect the validity of the remaining portions thereof.

     (i) BINDING EFFECT. This Agreement shall be binding upon the heirs, personal representatives, guardians, legal representatives, administrators, assigns and successors of the parties hereto.

     (j) ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to court costs and reasonable attorneys' fees at the trial and at the appellate levels.

     (k) ASSIGNMENT. Neither party to this Agreement shall be permitted to assign any rights or obligations under this Agreement without the prior written consent of the other party.
                                       34
     (l) GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties hereto agree that all actions and proceedings relating directly or indirectly hereto shall be litigated in any state court or federal court located in Broward County, Florida, and the parties hereby expressly consent to the jurisdiction of any such courts and to venue therein and consent to service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to the parties at their respective addresses set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

                                           INFINITI PAINT CO., INC.

                                       By: ______________________________
                                    Title: ______________________________

STATE OF FLORIDA        )
                        )SS:
COUNTY OF BROWARD       )

     The foregoing instrument was acknowledged before me this ___ day of ___, 2001, by INFINITI PAINT COMPANY, INC., a Florida corporation, by _____________ as _____________, on behalf of such company, who is personally known to me or who has produced ___________ as identification and who did not take an oath.

                                 Notary Public:

                                 sign

                                 print
                                         State of Florida at Large (Seal)
                                         My Commission Expires:

_______________________
SELLER X


STATE OF FLORIDA        )
                        )SS:
COUNTY OF BROWARD       )


     The foregoing instrument was acknowledged before me this ___ day of ___, 2001, by Seller X, who is personally known to me or who has produced _______________________ as identification and who did not take an oath.

                                 Notary Public:

                                 sign

                                 print
                                         State of Florida at Large (Seal)
                                         My Commission Expires:

                                       35

                                  SCHEDULE 3.2
                                  ------------
                   SELLERS AND/OR COMPANY NOTICE AND/OR CONSENT
                   --------------------------------------------

                      NCFI, Mount Airy, North Carolina
                      Merrill Lynch Line of Credit
                      Merrill Lynch Term Loan
                      NMHG (Yale Fork Lift #1)
                      NMHG (Yale Fork Lift #2)
                      The Associates (Isuzu Truck)
                      Powerline Business Park, Property Lease
                      Ford Motor Credit, Ford Explorer
                      UBVL Auto Lt., Auto Lease Chevy Tahoe


                                  SCHEDULE 3.3
                                  ------------
                          SHARES OWNED BY EACH SELLER
                          ---------------------------

          NAME AND ADRESSES                         NUMBER OF SHARES
          ---------------------------------         ----------------
          Richard Zegelbone                               280
          3901 South Ocean Avenue, Unit # 2
          Hollywood, Florida 33019

          David S. Ziluck                                 280
          10174 NW 17th Street
          Coral Springs, Florida 33071

          Jon Palmisciano                                 280
          2100 NE 57th Street
          Fort Lauderdale, Florida 33308

          Arlene Storfer                                   80
          9301 Chelsea Drive North
          Plantation, Florida 33324

          George Buckhold                                  80
          10830 SW 72nd Street, Unit 16
          Miami, Florida 33173

                                      TOTAL SHARES      1,000










                                       36

                                  SCHEDULE 3.6
                                  ------------
             LIST OF LEASEHOLDS OR OTHER INTERESTS IN REAL PROPERTY
             ------------------------------------------------------

                         Infiniti Leases of Real Property
                         4100 N. Powerline Road
                         Suite G-2 and Q-10
                         Pompano Beach FL 33073

                         Yale Forklift #1
                         Yale Forklift #2
                         Chevy Tahoe 1999 LS
                         Ford Explorer 1999 Eddie Bauer
                         Isuzu Truck
                         Inventory
                         Accounts Receivable


                                  SCHEDULE 3.8
                                  ------------
                     LIST OF ACCOUNTS RECEIVABLE AND AGING
                     -------------------------------------

                                   (ATTACHED)

                   (*NOTE: OMITTED CONFIDENTIAL INFORMATION)


                                  SCHEDULE 3.9
                                  ------------
                          LIABILITIES AND OBLIGATIONS
                          ---------------------------

                                      NONE


                                SCHEDULE 3.10(a)
                                ----------------
                              LIST OF TAX RETURNS
                              -------------------

1. Florida Corporate Income/Franchise and Emergency Excise Tax Return-Year 1998
2. Florida Corporate Income/Franchise and Emergency Excise Tax Return-Year 1999
3. Florida Corporate Income/Franchise and Emergency Excise Tax Return-Year 2000
4. 1999 Florida Intangible Tax Return for Corporation, Partnership, and Fiduciary Filers as of January 1, 1999
5. 2000 Florida Intangible Tax Return for Corporation, Partnership, and Fiduciary Filers as of January 1, 2000
6. 2001 Florida Intangible Tax Return for Corporation, Partnership, and Fiduciary Filers as of January 1, 2000
7. United States Income Tax Return for a S Corporation-Year 1998
8. United States Income Tax Return for a S Corporation-Year 1999
9. United States Income Tax Return for a S Corporation-Year 2000


                                       37
                               SCHEDULE 3.10(b)
                               ----------------
                                    AUDITS
                                    ------

                                     NONE


                            SCHEDULE 3.12(a) AND (b)
                            ------------------------
       LIST OF NAMES, TITLES, CASH COMPENSATION, EMPLOYEE BENEFIT PLANS,
       -----------------------------------------------------------------
               COMPENSATION PLANS, ARRANGEMENTS, AND/OR PRACTICES
               --------------------------------------------------

                                                              QUARTERLY AND
EMPLOYEE          TITLE       ANNUAL/HOURLY                   ANNUAL BONUSES
---------------   ---------   -------------                 ------------------
David S. Ziluck   VP          $  150,000.00                 See Empl. Contract
Jon Palmisciano   VP          $  150,000.00                 See Empl. Contract
James Skillen     Manager     $   36,400.00                 $         300-$800
Craig Byrd        Sales       $   42,000.00                 $         300-$800
Judy Moss         Bookeeping	$       15.00 per hour
                                            32 hour min     $         300-$800
Louis Ponce       Driver/WH   $   33,800.00                 $         300-$800


                                SCHEDULE 3.12(c)
                                ----------------
     LIST OF EMPLOYEE MANUALS, POLICIES, PROCEDURES, AND WORK-RELATED RULES
     ----------------------------------------------------------------------

Vacation:  One week after one year; two weeks after two years; one extra day per year for each year of employment thereafter until a maximum of three weeks of vacation per year is achieved.

Paid Holidays:  When falling on a weekday, you will be paid for the following holidays:

                            Christmas
                            New Year's Day
                            Thanksgiving
                            Fourth of July
                            Memorial Day
                            Labor Day

Sick Days: Three days per year for non-salaried employees. As a salaried employee, no deductions will be made for missing work due to illness. If this privilege is abused for salaried employees, the policy will be reviewed.

Performance Evaluation Criteria:  Under development.

                                 SCHEDULE 3.13
                                 -------------
      COMPLIANCE WITH LEGAL REQUIREMENTS AND GOVERNMENTAL AUTHORIZATIONS
      ------------------------------------------------------------------

                                      NONE


                                 SCHEDULE 3.14
                                 -------------
                          LEGAL PROCEEDINGS AND ORDERS
                          ----------------------------

     1.  Infiniti Paints vs Michael B Trussell & MBT Industries
         Case # 01010258 04
         17th Judicial Circuit Court Broward County
         Stephen B. Rosenthal Esq represents Infiniti Paints.

     2.  Infiniti Paints vs Ameri-Foam Inc
         Balance Due $2,646.69
         Demand Letter sent by US regular and Certified return receipt requested on July 26, 2001
         No response received to date
         No further instruction from Infiniti to pursue this matter.


                                 SCHEDULE 3.15
                                 -------------
                     ABSENCE OF CERTAIN CHANGES AND EVENTS
                     -------------------------------------

                                      NONE


                                SCHEDULE 3.16(a)
                                ----------------
                               LIST OF CONTRACTS
                               -----------------

                    (i)     None
                    (ii)    None
                    (iii)   None
                    (iv)    A.  Real Property Lease for G2/Q10 4100 N. Powerline
                                Rd, Pompano Beach Fl 33073
                            B.  Leases on 2 Yale forklifts
                            C.  Lease on 1999 Chevy Tahoe and 1999 Ford Explorer
                            D.  Isuzu Box Truck
                    (v)     Licensing agreement with Rohm & Haas for RP1
                    (vi)    None
                    (vii)   Non Compete with MCC
                    (viii)  None
                    (ix)    None
                    (x)     None

                                SCHEDULE 3.16(b)
                                ----------------
                                CONTRACTS RIGHTS
                                ----------------

                                      NONE


                                SCHEDULE 3.16(c)
                                ----------------
                          ENFORCEABILITY OF CONTRACTS
                          ---------------------------

                                      NONE


                                SCHEDULE 3.16(d)
                                ----------------
                           COMPLIANCE WITH CONTRACTS
                           -------------------------

                             (i)    Yes
                             (ii)   None
                             (iii)  None
                             (iv)   None


                                SCHEDULE 3.17(b)
                                ----------------
               INSURANCE ARRANGEMENTS, CONTRACTS, AND OBLIGATIONS
               --------------------------------------------------

               (i)    None
               (ii)   None
               (iii)  All three vehicles, policy numbers on file.


                                SCHEDULE 3.17(c)
                                ----------------
                               INSURANCE POLICIES
                               ------------------

                                  (i)    None
                                  (ii)   None
                                  (iii)  None

                                 SCHEDULE 3.18
                                 -------------
                             ENVIRONMENTAL MATTERS
                             ---------------------

                   (a)  None
                   (b)  None
                   (c) Bulk storage tanks may need a containment wall. Company may need to apply for a permit to handle Isocyanate storage.
                   (d)  None
                   (e)  None
                   (f)  None
                   (g)  (i)   None
                        (ii)  None
                        (iii) None


                                 SCHEDULE 3.19
                                 -------------
        LIST AND SUMMARY DESCRIPTION OF ALL INTELLECTUAL PROPERTY ASSETS
        ----------------------------------------------------------------

  1.  STERLING - Silver-Aluminum Roof Paint
  2.  STERLING - Silver-Aluminum Fibred Roof Mastic
  3.  PC3 - Fibred Knife-Grade Elastomeric Patching Compound
  4.  GUARDIAN - 100% Acrylic Satin-Gloss House & Trim Paint
  5.  CHALK-BOND+BLACK SPF - 100% Acrylic Primer for Spray Polyurethane Foam
  6.  CHALK-BOND+ - Penetrating Chalky Wall & Surface Sealer
  7.  AQUASEAL 2000 - Waterborne Acrylic, Multi-Surface Sealer
  8. ACRYLIC CONCRETE MODIFIER - 100% Acrylic Resin Additive for Roof Waterproofing Slurry Coats
  9.  TUFCOAT 8540 ALUMINUM - 100% Solids, Polyurea-Urethane Hybrid Coating
 10.  POLAR - Premium Vinyl Acrylic Flat and Satin-Gloss Roof Paints
 11.  MULTI-GRIP CLEAR - 100% Acrylic, Waterborne Adhesion Primer
 12.  GREAT WHITE - 100% Acrylic Elastomeric Roof Coating
 13.  ARCTIC - Flat White, Vinyl Acrylic Roof Paint
 14.  ALPINE - Premium Quality, 100% Acrylic Satin-Gloss Roof Paint
 15.  ATS-13 CLEAR TOPCOAT - 100% Acrylic, Clear Waterborne Roof Tile Sealant
 16.  ATS-13 - 100% Acrylic, Pigmented Roof Tile Sealant
 17.  RAINCOAT - High-Build Acrylic Waterproofing Coating
 18.  GUARDIAN - 100% Acrylic Satin-Gloss House & Trim Paint
 19.  PC-1 - Smooth Brush-Grade Elastomeric Patching Compound
 20.  POLAR - Premium Vinyl-Acrylic Satin-Gloss Roof Paint
 21.  POLAR - Premium Vinyl-Acrylic Flat Roof Paint
 22.  PC-3 - Fibred Knife-Grade Elastomeric Patching Compound
 23.  CHALK-BOND+PIGMENTED - Penetrating Chalky Wall & Surface Sealer
 24.  ACRYLIC CONCRETE MODIFIER - For Waterproofing Hardcoats
 25.  ALPINE - Premium 100% Acrylic Satin-Gloss Roof Paint

                                 SCHEDULE 3.21
                                 -------------
                           RELATIONSHIPS WITH SELLERS
                           --------------------------

Richard Zegelbone (President) owns and operates Tropical Asphalt Products the Toll manufacturer of water based Company products. Arlene Storfer and George Buckhold are employees of Tropical Asphalt Products Corporation.


                                  SCHEDULE 4.2
                                  ------------
   LIST OF EACH PERSON BUYER IS REQUIRED TO GIVE NOTICE AND/OR OBTAIN CONSENT
   --------------------------------------------------------------------------

                                      NONE






































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